Exhibit 99.1

Investor Relations Contact Kate Sidorovich (415) 445-3236

Jazz Technologies, Inc. Announces Fourth Quarter 2007 Financial Results

Newport Beach, CA - (February 13, 2007) - Jazz Technologies, Inc. (Amex: JAZ) today announced unaudited financial results for the fourth quarter and year ended December 28, 2007.

Fourth Quarter Financial Results
Fourth quarter 2007 revenues were $54.8 million. Specialty process business generated $41.9 million, or 76.5% of total revenues. Fourth quarter preliminary net loss is estimated to be $4.6 million or $0.23 per diluted share as compared to net loss of $3.0 million or $0.13 per diluted share in the third quarter of 2007. Net loss in the third quarter and estimated net loss in the fourth quarter included the impact of a $2.7 million and a $1.9 million net gain, respectively, relating to the purchase of a portion of Jazz Technologies’ convertible senior notes at a discount to their principal amount. As explained below, the fourth quarter net loss figure is a preliminary estimate and may change due to the final impact on depreciation and amortization, and income and other taxes, that may result from a yet-to-be completed analysis of Jazz Semiconductor's ownership change under Internal Revenue Code ("IRC") Section 382 and related purchase accounting effects in connection with the acquisition of Jazz Semiconductor.

Fourth quarter 2007 EBITDA, a non-GAAP measurement, was $8.2 million, compared to third quarter EBITDA of $10.5 million. Fourth quarter 2007 free cash flow, also a non-GAAP measure, was $4.3 million as compared to third quarter free cash flow of $4.4 million. Excluding gain from the purchase of the convertible senior notes, fourth quarter free cash flow was $2.4 million, compared to third quarter free cash flow of $1.7 million. Fourth quarter 2007 EBITDA and free cash flow also included an R&D expense for in process research and development expense of $1.3 million.

An explanation of EBITDA and free cash flow and a reconciliation of both measures to net loss is set forth at the end of this press release.

Fourth quarter 2007 capital expenditures were approximately $1.1 million. During the quarter, Jazz Technologies had net cash interest expense of $2.8 million. Fourth quarter estimated depreciation and amortization expense was $9.6 million.

Capacity utilization was approximately 93% during the fourth quarter of 2007 as compared to approximately 88% during the third quarter. Jazz Technologies estimates first quarter 2008 capacity utilization will be approximately 85%.

“I am pleased with our execution in the fourth quarter, which reflected our continuing focus on scale, technology leadership and financial discipline,” said Gil Amelio, chairman and chief executive officer of Jazz Technologies. “We delivered sequential revenue growth and generated strong free cash flows. During the quarter we made initial forays into new end markets, including bio-medical, and new applications including MEMS and power management. We believe that over time, this will lead to greater revenue diversification and margin expansion.”

Business Highlights

•	Secured a MEMS design win with a provider targeting the instrumentation area of the biomedical market, a new market for the company.
•	Announced an early adopter for Jazz’s revolutionary single chip radio platform for mobile devices, SiComm.
•
Announced design win and began production with Averna that will incorporate Jazz RFCMOS technology into a semiconductor chip for wireless speakers, microphones, headphones and headsets for higher-quality radio interface than currently is available through Blue Tooth technology.

•	Began volume production for MEMS application targeting wireless handset market with WiSpri, a leader in the field of tunable Radio Frequency technology.
•	Solidified presence in the defense market by ramping production volumes for a large supplier of defense electronic systems to the US government.

Capital Structure

During the fourth quarter, the company also repurchased convertible senior notes to reduce the company's debt obligations and lower its cost of capital. Jazz negotiated discounted purchase prices ranging from 82 to 83 percent of the principal amount of the notes, and incurred $11.1 million to purchase $13.0 million in principal amount of notes.

As of December 28, 2007, Jazz Technologies had approximately $10.6 million in cash and cash equivalents. Total debt on the balance sheet was $141.2 million, representing $133.2 million of the convertible senior notes and $8 million drawn against the line of credit. Jazz has unused capacity of $37.1 million under a three-year senior secured revolving credit facility with Wachovia Capital Finance Corporation.

First Quarter 2008 Business Outlook
“Based on our backlog and utilization metrics, we expect first quarter 2008 sales in the range of $50 to $51 million. This reflects the typical first quarter seasonality amplified by inventory build-up in select markets. We expect first quarter EBITDA and free cash flow again to be positive,” said Paul Pittman, chief financial and administrative officer of Jazz Technologies.

Conference Call
Chairman and chief executive officer, Gil Amelio, and chief financial and administrative officer, Paul Pittman, will discuss the fourth quarter performance along with the outlook for the first quarter of 2008, during a conference call today at 2:00 p.m. PST (5:00 pm EST).

To listen to the call and have the opportunity to ask questions, please dial 866.356.4281 (domestic) or 617.597.5395 (International) five to ten minutes before the call and reference the passcode 88060089. A simultaneous live Webcast of the call will be available at the Investor Relations section of the Jazz Technologies website at http://www.jazztechnologies.com. An online playback of the Webcast will be available on Jazz Technologies website for at least 90 days following the call. A replay of the call can also be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and referencing passcode 46505875.

Reconciliation of Preliminary Fourth Quarter GAAP Net Loss to EBITDA and Free Cash Flow
This press release contains certain non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (EBITDA minus net cash interest expense and sustaining capital expenditures). Jazz Technologies’ management believes that EBITDA provides insight into the company’s ability to service its indebtedness and free cash flow provides insight into the amount of cash that the company has available for discretionary uses after expenditures for interest and sustaining capital expenditures. In addition, these measures are presented because they are frequently used by securities analysts, investors and others in the evaluation of semiconductor companies.

(All figures in millions)
	Q407	Q307
Net loss[1]	$(4.6)	$(3.0)
Net Interest Expense	3.2	3.4
Income & Other Taxes	-	(0.1)
Depreciation and Amortization	9.6	10.2
EBITDA	$8.2	$10.5

CAPEX	(1.1)	(3.1)
Net Cash Interest Expense	(2.8)	(3.0)
Free Cash Flow	$4.3	$4.4

(1) Q407 Net loss amount is a preliminary estimate and may change due to the final impact on depreciation and amortization and income and other taxes that may result from a yet-to-be completed analysis of Jazz Semiconductor's ownership change under IRC Section 382. A complete IRC Section 382 study will be finalized before the 2007 Annual Report on Form 10-K is filed. Changes that arise from the completed IRC Section 382 study could lead to adjustments in the purchase accounting associated with the Jazz Semiconductor acquisition, so the final net loss figure reported in the 2007 Annual Report on Form 10-K may be different than that reflected above.

* Neither EBITDA nor free cash flow is defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of the company’s profitability. EBITDA and free cash flow may not be comparable to similarly titled measures used by other companies.

About Jazz Technologies and Jazz Semiconductor
Jazz Technologies™ (AMEX: JAZ) is the parent company of its wholly owned subsidiary, Jazz Semiconductor, Inc.  Jazz Semiconductor® is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA.  For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements
This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Jazz Technologies’ and the industry’s future financial or business performance. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions. Forward-looking statements include statements regarding preliminary net loss for the fourth quarter of 2007, the expected utilization rates, revenues, EBITDA and free cash flow for the first quarter of 2008 and beyond, and the expectations relating to new product designs, future margin expansion and increase in revenue diversification.

Forward-looking statements are based largely on expectations and projections about expected financial and business performance for 2008 as well as future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. In addition, the preliminary net loss figures for the fourth quarter of 2007 are based on the Company’s preliminary analysis of the impact of IRC Section 382 and may change once the analysis has been completed. Jazz Technologies’ actual results could differ materially from those anticipated in this press release and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include industry conditions, general economic and financial market conditions, Jazz Technologies’ ability to continue to implement, and the continued effectiveness of, cost saving measures, Jazz Technologies’ ability to continue to grow its specialty process business and the other risk factors and uncertainties disclosed in Jazz Technologies’ filings with the SEC. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.

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